Exhibit 99.1

LookSmart Reports Third Quarter 2006 Results

•	Sequential revenue growth of 9%, above the previous guidance range of 6% to 8%

•	Gross margin increase of 3 percentage points to 38% compared to the second quarter of 2006

•	Key advertising and audience metrics continue to improve

•	Company expects accelerated revenue growth and further margin improvement in 4Q 2006

SAN FRANCISCO, Nov 2, 2006 LookSmart, Ltd. (NASDAQ: LOOK; ASX: LOK), an online advertising and technology company, today announced financial results for the third quarter ended September 30, 2006.

LookSmart reported total revenue of $12.1 million for the third quarter of 2006, a 9% increase from $11.1 million in the second quarter of 2006 and a 33% increase from $9.2 million in the third quarter of 2005. Net loss for the third quarter of 2006 on a GAAP basis, which includes $0.8 million of non-cash, share-based compensation charges, was $3.9 million, or $0.17 per share. This compares to a net loss in the second quarter of 2006, on a GAAP basis, including $0.8 million of non-cash, share-based compensation charges, of $4.4 million, or $0.19 per share, and to a GAAP net loss in the third quarter of 2005 of $4.3 million, or $0.19 per share, which included no non-cash, share-based compensation charges. On a non-GAAP basis, excluding the non-cash, share-based compensation charges, the non-GAAP net loss in the third quarter of 2006 was $3.1 million, or $0.13 per share, an improvement of $0.5 million on a sequential basis due to gross margin improvement and continued stringent cost controls. The EPS amounts above are based on 22.8 million weighted average shares outstanding.

The Company’s GAAP results of operations include the impact of expensing stock options resulting from the adoption of SFAS No. 123(R) on January 1, 2006. The Company is using the modified prospective method under SFAS No. 123(R), and accordingly, has not restated the consolidated statements of operations for prior periods. An explanation of LookSmart’s use of non-GAAP financial measures in this release, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release and in the attached tables.

“The third quarter represented growth in all critical financial and operating metrics and validates our approach to the continuing turn around of LookSmart,” said David Hills, Chief Executive Officer. “We had our strongest revenue growth of the year with further gross margin expansion. Our Ad Network continues to grow as demonstrated by a 15% increase in paid clicks in the quarter. Additionally, we continue to leverage our technology assets through licensing, as evidenced by the addition of two new AdCenter customers in the third quarter. As expected, our consumer audience is growing with ongoing progress in monetization of that audience. We are particularly encouraged by gross margins during the quarter resulting from the growth in our publisher services revenue as well as lower traffic acquisition costs (TAC). We intend to continue our focus on these strategic initiatives which, when coupled with our stringent cost controls, will drive our return to profitability.”

Gross margin increased to 38% in the third quarter from 35% in the second quarter of 2006 due to lower traffic acquisition costs and growth in publisher services revenue. Total operating expenses in the third quarter were $8.9 million, including $0.8 million of non-cash, share-based compensation charges. This compares to total operating expenses of $8.8 million in the second quarter of 2006, which included $0.8 million of non-cash, share-based compensation charges, and to $8.0 million in the third quarter of 2005, which included a $0.3 million non-cash restructuring benefit. On a non-GAAP basis, excluding the non-cash, share-based compensation charges, non-GAAP operating expenses increased from $8.0 million to $8.1 million on a sequential basis.

LookSmart reported an operating loss of $4.3 million as compared to an operating loss of $4.9 million in the second quarter 2006, and an operating loss of $4.9 million in the same period a year ago. The improvement is due primarily to higher gross margins.

On a non-GAAP basis, for the third quarter of 2006, Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization excluding stock based compensation) improved 20% to a loss of $2.0 million, or 16% of revenue, from a loss of $2.5 million, or 22% of revenue, in the second quarter of 2006, and a loss of $3.0 million and 33% of revenue in the third quarter of 2005.

The Company ended the quarter with $40.2 million in cash, cash equivalents and investments, a $3.0 million decrease from $43.2 million at June 30, 2006.

Q3 2006 Key Metrics Performance

•	Total paid clicks increased to 100 million for the third quarter compared to 87 million in the preceding quarter, an increase of 15%, and a 41% increase from 71 million for the third quarter of 2005.

•	Average revenue per click (RPC) was approximately $0.10, consistent with the second quarter of 2006, and a decrease from $0.11 in the third quarter of 2005.

•	Traffic acquisition costs (TAC) of 64% for LookSmart’s Ad Network were within the Company’s previous guidance range of 63-66%, an improvement over the 66% rate in the second quarter of 2006, and an increase from 58% in the third quarter of 2005.

•	Gross Margin improved to 38%, from 35% in the second quarter of 2006, and 33% for the third quarter of 2005.

•	Total unique visitors to the Company’s network of owned sites were 14.5 million at the end of the third quarter compared to 10.3 million at the end of the prior quarter. As part of LookSmart’s ongoing optimization efforts on its consumer sites, audience is expected to fluctuate month to month but increase over time.

•	The Company signed two new AdCenter customers during the quarter.

Q4 2006 Financial Outlook

LookSmart provides the following outlook on a GAAP basis, including the impact of the adoption of SFAS No.123(R), for the fourth quarter ending December 31, 2006:

•	Revenue is expected to increase 26% to 28% from the third quarter of 2006.

•	Gross margin is expected to increase to approximately 40% to 41% as a result of further improvements in TAC and ongoing revenue mix shift; TAC is expected to be in a range of 60% to 61%.

•	Operating expenses are expected to remain relatively constant with the third quarter of 2006.

•	Depreciation and amortization expense is expected to increase from $1.5 million to $1.7 million in the fourth quarter of 2006.

•	Stock based compensation is expected to decrease from $0.8 million to $0.6 million in the fourth quarter of 2006.

On a non-GAAP basis, Looksmart expects positive Adjusted EBITDA in the fourth quarter of 2006.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET (9:00 a.m. Australian ET, November 3, 2006) to discuss its financial results. To listen to the call from the U.S., dial 1-800-289-0494; from Australia, dial

1-800-0-94765. The call will also be available live via webcast on LookSmart’s Investor Relations Web site at http://www.shareholder.com/looksmart/. For those unavailable to listen to the call live, the webcast will be archived and a replay of the call will be available until Thursday, November 9, 2006, 11:59 p.m. ET. To access the replay from the U.S., dial 1-888-203-1112 and enter passcode 9649641, from outside the U.S., dial 1-719-457-0820 and enter passcode 9649641.

About LookSmart, Ltd.

LookSmart is an online advertising and technology company that provides relevant solutions for advertisers, publishers and consumers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and banners via its consumer Web properties and a monitored ad distribution network; a customizable set of private-label solutions for publishers, and vertical search sites and web tools for consumers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

Non-GAAP to GAAP Reconciliation

When evaluating Adjusted EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in Adjusted EBITDA, and (ii) how Adjusted EBITDA compares to levels of interest expense, taxes and depreciation and amortization. We provide a reconciliation of Adjusted EBITDA to GAAP net loss.

	Quarter Ended September 30, 2006 (unaudited)	Quarter Ended June 30, 2006 (unaudited)	Quarter Ended September 30, 2005 (unaudited)
GAAP net loss	(3,860)	(4,399)	(4,269)
Add: taxes	—	—	9
Less: interest income	(501)	(482)	(666)
Add: other, net	31	—	—
Add: depreciation and amortization	1,532	1,659	1,917

EBITDA	(2,798)	(3,222)	(3,009)
Add: stock based compensation	800	760	—

Adjusted EBITDA	(1,998)	(2,462)	(3,009)

Use of Non-GAAP Measures

LookSmart provides non-GAAP financial information to assist investors in assessing its current and future operations in the way that LookSmart’s management evaluates those operations. Non-GAAP operating expenses, non-GAAP net loss and Adjusted EBITDA are supplemental measures of LookSmart’s performance that are not required by, and are not presented in accordance with, generally accepted accounting principles (GAAP). The non-GAAP information does not substitute for any performance measure derived in accordance with GAAP. LookSmart believes that this non-GAAP information provides useful information to investors by excluding the effect of some non-cash expenses and other amounts that are required to be recorded under GAAP but that LookSmart believes are not indicative of LookSmart’s cash-based operating results.

LookSmart’s management evaluates and makes operating decisions about its business operations primarily based on revenue and the cash costs of those business operations (distinct from non-cash costs of operations). Therefore, management presents non-GAAP financial measures, along with GAAP measures, in this earnings release by excluding these non-cash items from the period expenses. A limitation associated with these measures is that they do not include stock-based compensation expense related to our workforce and, as to Adjusted EBITDA, interest, taxes, depreciation and amortization amounts related to our business operations. A limitation of non-GAAP net loss is that it does not include all items that impact our net loss and net loss per share for the period. The income statement line items involved in the adjustment from GAAP to non-GAAP presentation in this earnings release are the following items that include equity-based compensation charges (or, with respect to Adjusted EBITDA, the following items excluding cost of revenues): (1) cost of revenues; (2) operating expenses, research and development; (3) operating expenses, selling and marketing; and (4) operating expenses, general and administrative. These items in turn affect (1) total cost of revenues; (2) total costs and expenses; (3) operating income/loss; (4) income before income taxes; (5) net loss, and (6) basic earnings per share.

For each such non-GAAP financial measure, the adjustment provides management with information about LookSmart’s underlying cash-based operating performance that enables comparison of its cash-based financial results in different reporting periods. Additionally, our management uses Adjusted EBITDA as a supplemental measure in the evaluation of our businesses and believes that Adjusted EBITDA provides visibility into our ability to meet our future capital expenditures and working capital requirements.

LookSmart’s management excludes the impact of equity-based compensation to eliminate the effects of this non-cash item, which, because it is based upon estimates on the grant dates, may bear little resemblance to the actual values realized upon the future exercise, expiration, termination or forfeiture of the stock-based compensation, and which, as it relates to stock options and stock purchase plan shares, is required for GAAP purposes to be estimated under valuation models, including the Black-Scholes model used by LookSmart. LookSmart’s management also excludes the impact of equity-based compensation to help it compare current period cash operating expenses against the operating expenses for prior periods.

Management uses these measures to help it make budgeting decisions between those expenses that affect operating expenses and operating margin (such as research and development, sales and marketing, and general and administrative expenses), and those expenses that affect cost of revenue and gross margin. Further, the availability of non-GAAP financial information helps management track actual performance relative to financial targets, including both internal targets and publicly announced targets. Making this non-GAAP financial information available to investors, in addition to the GAAP information, helps investors compare LookSmart’s performance with the performance of other companies in our industry, which use similar financial measures to supplement their GAAP financial information.

As stated above, management recognizes that the use of these non-GAAP measures has limitations, including the fact that management must exercise judgment in determining which types of charges should be excluded from the non-GAAP financial information. Because other companies, including companies similar to LookSmart, may calculate their non-GAAP earnings differently than LookSmart, non-GAAP measures may have limited usefulness in comparing companies. Management believes, however, that providing this non-GAAP financial information, in addition to the GAAP information, facilitates comparison of LookSmart’s financial performance on a cash basis over time. LookSmart has provided non-GAAP results to the investment community, not as an alternative but as an important supplement to GAAP information, to enable investors to evaluate LookSmart’s cash-based operating performance in the same way that management does.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our fourth quarter financial and operating results, on a GAAP and non-GAAP basis, and our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we may fail to preserve our expertise in search, online advertising and social bookmarking product development, that existing and potential distribution partners may opt to work with, or favor the products of, competitors if our competitors offer more favorable products or pricing terms, that we may be unable to grow sources of revenue other than our listings revenue, that we may be unable to increase growth in our owned-and-

operated sites, that we may be unable to license compelling content at reasonable costs, that we may be unable to attain or maintain customer acceptance of our publisher services products, that changes in the distribution network composition may lead to decreases in traffic volumes, that we may be unable to improve our match rate, average revenue per click, conversion rate or other advertiser metrics, that we may be unable to achieve operating profitability, that we may be unable to attract and retain key personnel, or that we may have unexpected increases in costs and expenses. In addition, you should read the risk factors detailed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Investor Contact:

John Simonelli, CFO

LookSmart Ltd.

415.348.7501

jsimonelli@looksmart.net

Allyson Pooley

Integrated Corporate Relations

310.954.1100

apooley@icrinc.com

Exhibit A

LOOKSMART, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$30,026	$33,436
Short-term investments	9,181	17,871

Total cash, cash equivalents and short-term investments	39,207	51,307
Trade accounts receivable	5,073	2,781
Prepaid expenses	602	443
Other current assets	520	569

Total current assets	45,402	55,100
Long-term investments	998	—
Property and equipment, net	4,716	5,503
Security deposits and other assets, net	3,182	2,464
Intangible assets, net	3,840	5,519
Goodwill	14,422	14,422

Total assets	$72,560	$83,008

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,023	$1,629
Accrued expenses and other current liabilities	6,888	4,865
Deferred revenue and customer deposits	2,016	2,047
Current portion of long-term liabilities	1,461	1,530

Total current liabilities	11,388	10,071
Other long-term liabilities, net of current portion	3,448	4,486

Total liabilities	14,836	14,557
Total stockholders’ equity	57,724	68,451

Total liabilities and stockholders’ equity	$72,560	$83,008

	—	—

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$12,150	$9,165	$33,823	$31,391
Cost of revenues	7,568	6,103	21,907	21,015

Gross profit	4,582	3,062	11,916	10,376

Operating expenses:
Sales and marketing	2,076	1,831	5,933	5,180
Product development	4,005	4,791	12,393	13,888
General and administrative	2,831	1,638	7,799	5,359
Restructuring charges	—	(254)	—	1,650

Total operating expenses	8,912	8,006	26,125	26,077

Loss from operations	(4,330)	(4,944)	(14,209)	(15,701)
Non-operating income, net	501	666	1,473	1,570
Loss from continuing operations before income taxes	(3,829)	(4,278)	(12,736)	(14,131)
Income tax expense	—	9	(11)	(4)

Loss from continuing operations	(3,829)	(4,269)	(12,747)	(14,135)
Gain (loss) from discontinued operations	(31)	—	(31)	110

Net loss	$(3,860)	$(4,269)	$(12,778)	$(14,025)

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.17)	$(0.19)	$(0.56)	$(0.62)
Gain from discontinued operations	—	—	—	—

Net loss	$(0.17)	$(0.19)	$(0.56)	$(0.62)

Weighted average shares outstanding used in per common share calculation	22,828	22,771	22,816	22,758